Exhibit 3.1
CERTIFICATE OF MERGER

OF

GVC MERGER CORP.,
A TEXAS CORPORATION

WITH AND INTO

HALO GROUP, INC.,
A TEXAS CORPORATION

In accordance with the provisions of Section 10.151 of the Texas Business Organizations Code, GVC Merger Corp., a Texas corporation (the “Non-Surviving Corporation”) and Halo Group, Inc., a Texas corporation (the “Surviving Corporation”), hereby adopt the following Certificate of Merger for the purpose of merging the Non-Surviving Corporation with and into the Surviving Corporation effective as of the date of the filing of this Certificate of Merger with the Secretary of State of Texas.  The Non-Surviving Corporation and the Surviving Corporation are collectively referred to herein as the “filing entities.”

1.   Statement Certifying Information Relating to Plan of Merger.  An Agreement and Plan of Merger (the “Plan”) has been approved by each of the Non-Surviving Corporation and the Surviving Corporation.  The filing entities hereby certify the following with regard to such Plan:

a.   The name and state of incorporation or organization of the filing entities are as follows:

Name of Entity                                                                               State of Organization

GVC Merger Corp.                                                                                         Texas

Halo Group, Inc.                                                                                             Texas

b.    The name of the Non-Surviving Corporation is GVC Merger Corp., and it is a corporation governed by the laws of the State of Texas.

c.    The name of the Surviving Corporation is Halo Group, Inc., and it is a corporation governed by the laws of the State of Texas.

d.     No amendments to the certificate of formation of the Surviving Corporation are effected by the merger.

e.        An executed copy of the Plan is on file at the principal place of business of the Surviving Corporation, whose address is One Allen Center, Suite 110, 700 Central Expressway South, Allen, Texas 75013.

f.     Upon written request therefor, a copy of the Plan will be furnished without cost by the Surviving Corporation to any shareholder of the Non-Surviving Corporation, and to any shareholder of the Surviving Corporation.

2.   Due Authorization of the Plan.  The Plan has been approved by the Non-Surviving Corporation in the manner prescribed by the laws of the State of Texas, under which the Non-Surviving Corporation was formed, and by its governing documents.  The Plan has been approved by the Surviving Corporation in the manner prescribed by the laws of the State of Texas, under which the Surviving Corporation was formed, and by its governing documents.

3.   Payment of Taxes and Fees.  The Surviving Corporation shall be responsible for the payment of all fees and franchise taxes of the parties to this Certificate of Merger, and such Surviving Corporation shall be obligated to pay such fees and franchise taxes, if the same are not timely paid.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Merger as of the 30th day of September, 2009.

NON-SURVIVING CORPORATION:

GVC Merger Corp.,
a Texas corporation

    By:    /s/ Bernard Zimmerman
Bernard Zimmerman
        President

SURVIVING CORPORATION:

Halo Group, Inc.,
a Texas corporation

By:           /s/ Cade Thompson
Brandon Cade Thompson
   Chief Executive Officer